Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2019 Results

Nashville, Tenn., Feb 18, 2020 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and year ended December 31, 2019.

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

•	Achieved full year 2019 financial results within or better than original 2019 guidance ranges.

•	Same community fourth quarter revenue increased 2.1% year-over-year.

•	Same community fourth quarter weighted average occupancy improved 30 basis points on a sequential basis, better than the industry.

•	In January 2020, acquired 26 previously leased communities, increasing the size of the Company's owned real estate portfolio.

Lucinda (“Cindy”) Baier, Brookdale’s President and CEO, said, "I am pleased that we delivered financial results within or better than our 2019 guidance ranges. We are making great progress on the strategic plan we introduced in 2018. We achieved our goal of selling assets to generate $250 million of net proceeds. In addition, we recently completed significant transactions with Healthpeak to unlock the value of the unconsolidated CCRC venture. With another quarter of positive leading indicators and industry leading sequential occupancy growth, we are building momentum and are well positioned to achieve our five-year financial goal and create long-term shareholder value."

FULL YEAR RESULTS

The Company reported net loss of $268.5 million and net cash provided by operating activities of $216.4 million for the year ended December 31, 2019. The Company's full year 2019 results compared to the Company's 2019 guidance were:

($ in millions)	Full Year 2019 Guidance	Actual 2019 Results
Adjusted EBITDA(1)	$400 - $425	$401
Adjusted Free Cash Flow(1)	($100) - ($80)	($76)
Non-development capital expenditures	Approx. $250	$236
The Company's proportionate share of Adjusted EBITDA of unconsolidated ventures	$30 - $40	$43
The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$10 - $20	$18

(1)
Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See “Reconciliations of Non-GAAP Financial Measures” for the Company’s definition of such measures, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company’s non-GAAP financial measures. During the first quarter of 2019, the Company modified its definition of Adjusted EBITDA to exclude transaction and organizational restructuring costs and its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by (used in) operating activities for changes in working capital items other than changes in prepaid insurance premiums financed with notes payable and lease liability for lease termination and modification. Amounts for all periods herein reflect application of the modified definitions.

The Company adopted the new lease accounting standard (ASC 842) effective January 1, 2019. Adoption of the new lease standard and its application to residency agreements and costs related thereto resulted in the recognition of additional resident fees and facility operating expense for the full year 2019, which were non-cash and non-recurring in future years. The result was a non-cash net impact to net loss and Adjusted EBITDA of negative $23.1 million, with no impact to the 2019 amounts of net cash provided by operating activities and Adjusted Free Cash Flow.

SUMMARY OF FOURTH QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio and excludes the impact of transactions and the new lease accounting standard.(2)

($ in millions, except RevPAR and RevPOR)			Year-Over-Year Increase / (Decrease)				Sequential Increase / (Decrease)
	4Q 2019	4Q 2018	Amount		Percent	3Q 2019	Amount		Percent
Resident fees	$620.4	$607.8	$12.6		2.1%	$619.1		$1.3	0.2%
Facility operating expense	$429.3	$413.9	$15.4		3.7%	$440.6		$(11.3)	(2.6)%
RevPAR	$4,151	$4,065	$86		2.1%	$4,143		$8	0.2%
Weighted average occupancy	85.0%	85.2%	(20	) bps	n/a	84.7%	30	bps	n/a
RevPOR	$4,885	$4,768	$117		2.5%	$4,893		$(8)	(0.2)%

(2)
The same community portfolio includes 637 communities utilizing the Company's methodology for determining same store communities which generally excludes assets held for sale, communities acquired or disposed since the beginning of the prior year, and certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects. Operating results and data presented on a same community basis reflect results and data of the same store communities and, for the 2019 periods, exclude the additional resident fee revenue and facility operating expense recognized as a result of application of the new lease accounting standard under ASC 842 of approximately $7.2 million and $12.7 million, respectively, for the third quarter and approximately $9.5 million and $13.4 million, respectively, for the fourth quarter.

•	Resident fees:

•
The year-over-year increase was primarily attributable to the increase in RevPAR, comprised of the increase in RevPOR, primarily the result of in-place rent increases compared to the prior year quarter, partially offset by the 20 basis point decrease in same community weighted average occupancy.

•	Weighted average occupancy improved 30 basis points on a sequential basis, 10 basis points better than the industry.

•	Facility operating expense: The year-over-year increase was primarily due to a 6.3% increase in labor expense arising from increases in wage rates and in employee benefits expense.

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)		Change Attributable To:
($ in millions)	4Q 2019	4Q 2018	Amount	Percent	Transactions	New Lease Standard
Resident fee and management fee revenue	$809.7	$824.5	$(14.8)	(1.8)%	$(41.2)	$10.4
Facility operating expense	598.4	586.9	11.5	2.0%	(27.8)	14.5
Net income (loss)	(91.3)	131.5	(222.8)	NM	See note (3)	(4.1)	(3)
Adjusted EBITDA	100.1	115.2	(15.1)	(13.1)%	(10.1)	(4.1)

(3)
The change in net income (loss) attributable to transactions is not presented as certain impacts are not available without unreasonable effort. The change attributable to the new lease standard represents the impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of the new lease standard.

•	Transactions and lease standard impact:

•	Since October 1, 2018, the Company completed dispositions, through sales and lease terminations, of 66 communities (5,932 units).

•
The Company transitioned management arrangements on 132 net communities since October 1, 2018, generally for interim management arrangements on formerly leased or owned communities and management arrangements on certain former unconsolidated ventures in which it sold its interest.

•
Adoption of the new lease standard and its application to residency agreements and costs related thereto resulted in the recognition of additional non-cash resident fees and facility operating expense for the fourth quarter 2019, for a non-cash net impact of negative $4.1 million to net income (loss) and Adjusted EBITDA.

•
To aid in comparability between periods, presentations in this press release of the Company’s results on a same community basis and RevPAR and RevPOR exclude the impact of the adoption of the new lease accounting standard and its application to the Company's residency agreements and costs related thereto.

•	Resident fee and management fee revenue:

•
Excluding the impact of transactions and the new lease accounting standard, resident fee and management fee revenue increased 2.1% over the prior year quarter primarily due to a 2.5% increase in same community RevPOR, partially offset by a 20 basis point decrease in same community weighted average occupancy.

•
Fourth quarter 2019 consolidated RevPAR increased $132, or 3.3%, to $4,116 compared to the fourth quarter of the prior year as a result of an increase in consolidated RevPOR of $150, or 3.2%, to $4,871. Benefits from dispositions, same community in-place rate increases, and an increase in consolidated occupancy of 10 basis points contributed to the increases in consolidated RevPAR and RevPOR.

•
Facility operating expense: Excluding the impact of transactions and the new lease accounting standard, facility operating expense increased $24.8 million, or 4.5%, primarily due to an increase in community labor expense attributable to planned wage rate increases and an increase in employee benefits expense.

•	Net income (loss):

•
The change in net income (loss) compared to the prior year quarter was primarily attributable to the revenue and facility operating expense factors noted above, a $30.0 million decrease in benefit for income taxes, and a $212.1 million decrease in net gain on sale of assets. The prior year period includes a $216.7 million net gain on sale of assets.

•
General and administrative expense of $49.0 million for the fourth quarter of 2019 represents a $7.3 million, or 13.0%, decrease from the prior year quarter, primarily due to lower compensation and professional fees, offset by a $2.3 million increase in transaction and organizational restructuring costs incurred in the current quarter.

•
Adjusted EBITDA: The decrease compared to the prior year quarter was primarily attributable to the impact of transactions completed since the beginning of the prior year period and application of the new lease standard effective January 1, 2019.

Health Care Services

			Increase / (Decrease)
($ in millions)	4Q 2019	4Q 2018	Amount	Percent
Resident fee revenue
Home health	$77.4	$81.0	$(3.6)	(4.4)%
Hospice	26.1	21.3	4.8	22.5%
Outpatient therapy	6.0	6.0	—	—
Total resident fee revenue	109.5	108.3	1.2	1.1%
Facility operating expense	106.6	102.3	4.3	4.2%

•
Resident fee revenue: Health Care Services revenue improved due to an increase in volume for hospice services, partially offset by a decrease in revenue for home health services primarily attributable to sales force turnover, customer relations issues related to the centralized intake initiative, unfavorable case-mix, and community dispositions.

•
Facility operating expense: The year-over-year increase in facility operating expense was primarily attributable to an increase in labor costs arising from wage rate increases, the expansion of the Company's hospice services, and an increase in employee benefits expense.

Management Services

			Increase / (Decrease)
($ in millions)	4Q 2019	4Q 2018	Amount	Percent
Management fees	$12.4	$17.7	$(5.3)	(29.9)%

•
Management fees: The year-over-year decrease in management fees was primarily attributable to the transition of management arrangements on 132 net communities since October 1, 2018, generally for interim management arrangements on formerly leased or owned communities and management arrangements on certain former unconsolidated ventures in which the Company sold its interest.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Increase / (Decrease)
($ in millions)	4Q 2019	4Q 2018	Amount	Percent
Net cash provided by (used in) operating activities	$88.1	$33.5	$54.6	163.0%
Adjusted Free Cash Flow	0.5	(33.0)	33.5	NM

•
Net cash provided by (used in) operating activities: The year-over-year increase in net cash provided by operating activities was primarily attributable to $8.0 million of cash paid to terminate community operating leases during the prior year period, an $8.9 million increase in capital expenditure reimbursements from lessors for operating leases during the fourth quarter of 2019, an increase in accounts receivable collections during the fourth quarter of 2019, and higher accrued insurance liabilities during the fourth quarter of 2019.

•	Adjusted Free Cash Flow:

•	The increase in Adjusted Free Cash Flow compared to the prior year fourth quarter was attributable to the Adjusted EBITDA factors noted previously, as well as:

◦
A $49.1 million increase in cash provided by operating activities for changes in operating assets and liabilities, including the impacts of an increase in accounts receivable collections and higher accrued insurance liabilities during the fourth quarter of 2019.

◦	The change was offset by a $4.1 million year-over-year increase in non-development capital expenditures, net. Fourth quarter 2019 non-development capital expenditures, net were $55.6 million.

•	Total Liquidity:

•
Total liquidity for the Company was $481.3 million as of December 31, 2019, an increase from total liquidity of $455.4 million as of September 30, 2019. The $25.9 million increase was primarily attributable to net cash proceeds from asset sales.

•
Total liquidity as of December 31, 2019 included $240.2 million of unrestricted cash and cash equivalents, $68.6 million of marketable securities, and $172.5 million of availability on the Company's secured credit facility.

•
Share Repurchases: In the fourth quarter of 2019, the Company repurchased $5.6 million of shares of common stock in open market transactions pursuant to the repurchase program publicly announced on November 1, 2016 (approximately 0.8 million shares at an average purchase price of $6.99 per share). As of December 31, 2019, approximately $62.1 million remained available under the repurchase program.

TRANSACTION UPDATE

The closings of the various pending and expected transactions described below are, or will be, subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

•
Community Dispositions: During the fourth quarter of 2019, the Company completed the sale of six owned communities (914 units) for cash proceeds of $41.3 million, net of transaction costs, and terminated the lease on two communities (52 units). The Company completed its real estate strategy announced in 2018, and has received more than $250 million of net proceeds from the sale of owned communities.

•
Management Transitions: The Company transitioned management on 23 communities to new operators during the fourth quarter of 2019, most of which were managed under management arrangements on certain former unconsolidated ventures in which the Company sold its interest. Management fees for the fourth quarter of 2019 include approximately $7.5 million of management fees attributable to communities for which the Company’s management agreements were terminated since October 1, 2019 or are expected to terminate in 2020, including management agreements on communities owned by the CCRC venture, management arrangements on certain former unconsolidated ventures in which the Company sold its interest, and interim management arrangements on formerly leased communities.

•
Leased Community Acquisitions: On January 22, 2020, the Company acquired eight leased communities (336 units) from National Health Investors, Inc. (“NHI”) pursuant to the exercise of a purchase option for a purchase price of $39.3 million. The Company funded the community acquisitions with cash on hand and expects to obtain approximately $28 million of non-recourse mortgage financing on the communities.

•
CCRC Venture and Healthpeak Properties Inc. ("Healthpeak") (f/k/a HCP, Inc.) Master Lease Transactions: On January 31, 2020, the Company completed three previously announced transactions with Healthpeak, including: (i) the Company’s sale of its 51% equity interest in 14 unconsolidated entry fee CCRC communities for cash proceeds of $295.2 million, Healthpeak’s payment of a $100.0 million management termination fee to the Company, and transition of operations for the communities to a new operator; (ii) the Company’s acquisition of 18 communities formerly-leased from Healthpeak for a total purchase price of $405.5 million, which the Company financed with $192.6 million of non-recourse mortgage financings; and (iii) the parties’ amendment and restatement of the master lease for 25 communities (one of which Healthpeak has agreed to transition to a successor operator). The Company expects to obtain approximately $30.0 million of additional non-recourse mortgage financing on the communities. The parties are jointly marketing for sale the remaining two unconsolidated entry fee CCRC communities. Subsequent to these transactions, the Company will have exited substantially all of its entry fee CCRC operations. The net proceeds from the foregoing transactions improve the Company’s capital structure flexibility and may be used, among other uses, for opportunistic share repurchases, to pursue potential lease restructuring opportunities that it identifies, and to fund investments to support its strategy.

•
Assets Held for Sale: As of December 31, 2019, three communities were classified as held for sale, resulting in $42.7 million being recorded as assets held for sale and $28.9 million of mortgage debt being included in the current portion of long-term debt within the condensed consolidated balance sheet with respect to such communities. This debt is expected to be repaid with the proceeds from the sales.

2020 OUTLOOK

For the full year 2020, the Company is providing the following guidance, including and excluding the $100.0 million management termination fee received from Healthpeak on January 31, 2020:

($ in millions)	Including $100.0M Management Termination Fee	Excluding $100.0M Management Termination Fee
Adjusted EBITDA	$510 - $540	$410 - $440
Adjusted Free Cash Flow	$70 - $90	($30) - ($10)

Key Guidance Assumptions:

•
Includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s planned financing activity and plans to dispose of three communities classified as assets held for sale as of December 31, 2019, termination of lease obligations on three communities for which the Company has provided notice of non-renewal, and anticipated terminations of certain management agreements with third parties as the Company transitions to new operators its management on certain former unconsolidated ventures in which the Company sold its interest and interim management on formerly leased communities.

•	Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition, disposition, financing, or other transaction activity.

Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA and Adjusted Free Cash Flow from the Company's net income (loss) and the Company's net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's fourth quarter and full year 2019 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2019 on February 19, 2020 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 4, 2020 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "3488808".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 743 communities in 45 states and the ability to serve approximately 65,000 residents as of February 1, 2020. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements regarding the Company’s guidance and any other statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates and tax rates; the impact of seasonal contagious illness or an outbreak of other contagious disease in the markets in which the Company operates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's borrowing base calculations and the Company's consolidated fixed charge coverage ratio on availability under its revolving credit facility; the potential phasing out of LIBOR which may increase the costs of our debt obligations; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's inability to achieve or maintain profitability; the Company’s ability to complete pending or expected disposition, acquisition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Revenue
Resident fees	$797,352	$806,797	$3,209,931	$3,449,211
Management fees	12,352	17,706	57,108	71,986
Reimbursed costs incurred on behalf of managed communities	176,934	244,427	790,049	1,010,229
Total revenue	986,638	1,068,930	4,057,088	4,531,426

Expense
Facility operating expense (excluding facility depreciation and amortization of $88,105, $97,416, $349,215, and $407,427, respectively)	598,438	586,851	2,390,495	2,453,328
General and administrative expense (including non-cash stock-based compensation expense of $4,711, $5,357, $23,026, and $26,067, respectively)	48,993	56,337	219,289	259,475
Facility operating lease expense	66,056	70,542	269,666	303,294
Depreciation and amortization	94,971	106,104	379,433	447,455
Goodwill and asset impairment	43,012	37,927	49,266	489,893
Loss (gain) on facility lease termination and modification, net	1,382	13,197	3,388	162,001
Costs incurred on behalf of managed communities	176,934	244,427	790,049	1,010,229
Total operating expense	1,029,786	1,115,385	4,101,586	5,125,675
Income (loss) from operations	(43,148)	(46,455)	(44,498)	(594,249)

Interest income	1,800	2,268	9,859	9,846
Interest expense:
Debt	(42,538)	(46,920)	(177,718)	(188,505)
Financing lease obligations	(16,394)	(17,388)	(66,353)	(83,604)
Amortization of deferred financing costs and debt discount	(1,137)	(644)	(4,057)	(7,757)
Change in fair value of derivatives	(1)	(250)	(213)	(403)
Debt modification and extinguishment costs	(53)	(11,600)	(5,247)	(11,677)
Equity in earnings (loss) of unconsolidated ventures	(970)	(1,897)	(4,544)	(8,804)
Gain (loss) on sale of assets, net	4,522	216,660	7,245	293,246
Other non-operating income (loss)	4,815	6,025	14,765	14,099
Income (loss) before income taxes	(93,104)	99,799	(270,761)	(577,808)
Benefit (provision) for income taxes	1,781	31,732	2,269	49,456
Net income (loss)	(91,323)	131,531	(268,492)	(528,352)
Net (income) loss attributable to noncontrolling interest	(85)	8	561	94
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(91,408)	$131,539	$(267,931)	$(528,258)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.49)	$0.70	$(1.44)	$(2.82)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,245	187,721	185,907	187,468

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$240,227	$398,267
Marketable securities	68,567	14,855
Restricted cash	26,856	27,683
Accounts receivable, net	133,613	133,905
Assets held for sale	42,671	93,117
Prepaid expenses and other current assets, net	84,241	106,189
Total current assets	596,175	774,016
Property, plant and equipment and leasehold intangibles, net	5,109,834	5,275,427
Operating lease right-of-use assets	1,159,738	—
Other assets, net	328,686	417,817
Total assets	$7,194,433	$6,467,260

Current liabilities	$1,046,972	$773,331
Long-term debt, less current portion	3,215,710	3,345,754
Financing lease obligations, less current portion	771,434	851,341
Operating lease obligations, less current portion	1,277,178	—
Other liabilities	184,414	478,421
Total liabilities	6,495,708	5,448,847
Total Brookdale Senior Living Inc. stockholders' equity	696,356	1,018,903
Noncontrolling interest	2,369	(490)
Total equity	698,725	1,018,413
Total liabilities and equity	$7,194,433	$6,467,260

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$(268,492)	$(528,352)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Debt modification and extinguishment costs	5,247	11,677
Depreciation and amortization, net	383,490	455,212
Goodwill and asset impairment	49,266	489,893
Equity in (earnings) loss of unconsolidated ventures	4,544	8,804
Distributions from unconsolidated ventures from cumulative share of net earnings	3,472	2,896
Amortization of deferred gain	—	(4,358)
Amortization of entrance fees	(1,634)	(1,670)
Proceeds from deferred entrance fee revenue	3,544	3,218
Deferred income tax (benefit) provision	(2,654)	(52,367)
Operating lease expense adjustment	(19,453)	(17,218)
Change in fair value of derivatives	213	403
Loss (gain) on sale of assets, net	(7,245)	(293,246)
Loss (gain) on facility lease termination and modification, net	3,388	140,957
Non-cash stock-based compensation expense	23,026	26,067
Non-cash interest expense on financing lease obligations	—	10,894
Non-cash management contract termination gain	(969)	(8,724)
Other	(8,700)	(1,292)
Changes in operating assets and liabilities:
Accounts receivable, net	292	(4,964)
Prepaid expenses and other assets, net	55,873	26,762
Trade accounts payable and accrued expenses	(12,984)	(37,307)
Refundable fees and deferred revenue	(25,117)	(128)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	31,305	10,400
Operating lease assets and liabilities for lease termination	—	(33,596)
Net cash provided by (used in) operating activities	216,412	203,961
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(859)	1,163
Purchase of marketable securities	(186,224)	(14,823)
Sale and maturities of marketable securities	134,000	293,273
Capital expenditures, net of related payables	(304,092)	(225,473)
Acquisition of assets, net of related payables and cash received	(497)	(271,771)
Investment in unconsolidated ventures	(4,346)	(9,124)
Distributions received from unconsolidated ventures	9,635	12,850
Proceeds from sale of assets, net	92,735	499,807
Proceeds from notes receivable	34,109	1,580
Property insurance proceeds	—	1,292
Net cash provided by (used in) investing activities	(225,539)	288,774
Cash Flows from Financing Activities
Proceeds from debt	321,996	606,921
Repayment of debt and financing lease obligations	(427,923)	(896,744)
Proceeds from line of credit	—	200,000
Repayment of line of credit	—	(200,000)

Purchase of treasury stock, net of related payables	(23,955)	(4,256)
Payment of financing costs, net of related payables	(7,309)	(16,317)
Proceeds from refundable entrance fees, net of refunds	—	(422)
Payments for lease termination	—	(12,548)
Payments of employee taxes for withheld shares	(3,313)	(3,061)
Other	1,110	1,364
Net cash provided by (used in) financing activities	(139,394)	(325,063)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(148,521)	167,672
Cash, cash equivalents, and restricted cash at beginning of period	450,218	282,546
Cash, cash equivalents, and restricted cash at end of period	$301,697	$450,218

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations included below of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, the Company’s assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance and retention costs. During the first quarter of 2019, the Company modified its definition of Adjusted EBITDA to exclude transaction and organizational restructuring costs, and amounts for all periods herein reflect application of the modified definition.

The Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the Company’s definition of Adjusted EBITDA for its consolidated entities. The Company’s investments in unconsolidated ventures are accounted for under the equity method of accounting and, therefore, the Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures does not represent the Company’s equity in earnings or loss of unconsolidated ventures on its consolidated statement of operations.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry. The Company believes that presentation of its proportionate share of Adjusted EBITDA of unconsolidated ventures is useful to investors for similar reasons with respect to the unconsolidated ventures.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets or facility lease termination and modification, debt modification and extinguishment costs, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(91,323)	$131,531	$(268,492)	$(528,352)
Provision (benefit) for income taxes	(1,781)	(31,732)	(2,269)	(49,456)
Equity in (earnings) loss of unconsolidated ventures	970	1,897	4,544	8,804
Debt modification and extinguishment costs	53	11,600	5,247	11,677
Loss (gain) on sale of assets, net	(4,522)	(216,660)	(7,245)	(293,246)
Other non-operating (income) loss	(4,815)	(6,025)	(14,765)	(14,099)
Interest expense	60,070	65,202	248,341	280,269
Interest income	(1,800)	(2,268)	(9,859)	(9,846)
Income (loss) from operations	(43,148)	(46,455)	(44,498)	(594,249)
Depreciation and amortization	94,971	106,104	379,433	447,455
Goodwill and asset impairment	43,012	37,927	49,266	489,893
Loss (gain) on facility lease termination and modification, net	1,382	13,197	3,388	162,001
Operating lease expense adjustment	(5,827)	(2,562)	(19,453)	(17,218)
Amortization of deferred gain	—	(1,089)	—	(4,358)
Non-cash stock-based compensation expense	4,711	5,357	23,026	26,067
Transaction and organizational restructuring costs	5,002	2,707	10,007	28,090
Adjusted EBITDA(1)	$100,103	$115,186	$401,169	$537,681

(1) Adoption of the new lease accounting standard effective January 1, 2019 had a non-recurring impact on the Company’s full-year 2019 Adjusted EBITDA. Adjusted EBITDA for the three and twelve months ended December 31, 2019 includes a negative net impact of $4.1 million and $23.1 million, respectively, from such adoption.

The table below reconciles the Company's proportionate share of Adjusted EBITDA of unconsolidated ventures from net income (loss) of such unconsolidated ventures. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(1,906)	$(3,810)	$(9,095)	$(46,563)
Provision (benefit) for income taxes	(8)	6	57	513
Debt modification and extinguishment costs	5	1	26	132
Loss (gain) on sale of assets, net	—	—	—	2,840
Other non-operating (income) loss	(19)	—	59	(1,875)
Interest expense	6,812	7,555	28,582	70,413
Interest income	(832)	(949)	(3,406)	(3,345)
Income (loss) from operations	4,052	2,803	16,223	22,115
Depreciation and amortization	17,141	16,532	68,078	139,789
Asset impairment	42	1,445	344	1,781
Operating lease expense adjustment	—	—	—	8
Adjusted EBITDA of unconsolidated ventures	$21,235	$20,780	$84,645	$163,693

Brookdale's proportionate share of Adjusted EBITDA of unconsolidated ventures	$10,830	$10,419	$42,827	$52,559

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination and modification, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for community expansions, major community redevelopment and repositioning projects, and the development of new communities. During the first quarter of 2019, the Company modified its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by (used in) operating activities for changes in working capital items other than prepaid insurance premiums financed with notes payable and lease liability for lease termination and modification, and amounts for all periods herein reflect application of the modified definition.

The Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on the Company’s equity ownership percentage and in a manner consistent with the Company’s definition of Adjusted Free Cash Flow for its consolidated entities. The Company’s investments in its unconsolidated ventures are accounted for under the equity method of accounting and, therefore, the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to the Company’s consolidated business except to the extent it is distributed to the Company.

The Company believes that presentation of Adjusted Free Cash flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; (ii) it is used as a metric in the Company’s performance-based compensation programs; and (iii) it provides an indicator to management to determine if adjustments to current spending decisions are needed. The Company believes that presentation of its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors for similar reasons with respect to the unconsolidated ventures and, to the extent such cash is not distributed to the Company, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce the Company’s potential need to make capital contributions to the ventures of the Company’s proportionate share of cash needed for such items.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination and modification generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons. In addition, the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has material limitations as a liquidity measure because it does not represent cash available directly for use by the Company’s consolidated business except to the extent actually distributed to the Company, and the Company does not have control, or the Company shares control in determining, the timing and amount of distributions from the Company’s unconsolidated ventures and, therefore, the Company may never receive such cash.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$88,082	$33,453	$216,412	$203,961
Net cash provided by (used in) investing activities	(75,184)	301,801	(225,539)	288,774
Net cash provided by (used in) financing activities	(26,560)	(85,134)	(139,394)	(325,063)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(13,662)	$250,120	$(148,521)	$167,672

Net cash provided by (used in) operating activities	$88,082	$33,453	$216,412	$203,961
Distributions from unconsolidated ventures from cumulative share of net earnings	(1,084)	(737)	(3,472)	(2,896)
Changes in prepaid insurance premiums financed with notes payable	(5,875)	(6,244)	—	—
Changes in operating lease liability related to lease termination	—	—	—	33,596
Cash paid for loss on facility operating lease termination and modification, net	—	8,000	—	21,044
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(19,262)	(10,400)	(31,305)	(10,400)
Non-development capital expenditures, net	(55,610)	(51,557)	(235,797)	(182,249)
Property insurance proceeds	—	1,136	—	1,292
Payment of financing lease obligations	(5,740)	(6,537)	(22,242)	(59,808)
Proceeds from refundable entrance fees, net of refunds	—	(106)	—	(422)
Adjusted Free Cash Flow (1)	$511	$(32,992)	$(76,404)	$4,118

(1) The calculation of Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $5.0 million and $10.0 million for the three and twelve months ended December 31, 2019, respectively, and transaction and organizational restructuring costs of $2.7 million and $28.1 million for the three and twelve months ended December 31, 2018, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$19,868	$22,818	$104,646	$145,087
Net cash provided by (used in) investing activities	(14,451)	(15,478)	(43,978)	(60,489)
Net cash provided by (used in) financing activities	(16,102)	(15,625)	(55,877)	(77,986)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(10,685)	$(8,285)	$4,791	$6,612

Net cash provided by (used in) operating activities	$19,868	$22,818	$104,646	$145,087
Non-development capital expenditures, net	(14,471)	(15,430)	(44,145)	(69,180)
Property insurance proceeds	—	—	—	1,535
Proceeds from refundable entrance fees, net of refunds	(6,790)	(7,448)	(26,186)	(19,983)
Adjusted Free Cash Flow of unconsolidated ventures	$(1,393)	$(60)	$34,315	$57,459

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$(710)	$(183)	$17,570	$19,821

CONTACT: Kathy MacDonald, SVP Investor Relations ● 615-505-1968 ● email: Kathy.MacDonald@brookdale.com